Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Reports

Results for Second Quarter 2019

Mediacom Park, NY – August 1, 2019 – MEDIACOM BROADBAND LLC, a wholly-owned subsidiary of Mediacom Communications Corporation, today reported unaudited financial and operating highlights for the three months ended June 30, 2019.

Mediacom Broadband LLC Results for Second Quarter 2019*

•	Revenues were $284.4 million, reflecting a 3.5% increase from the prior year period

•	Operating income was $76.2 million, reflecting a 11.1% increase from the prior year period

•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) was $112.5 million, reflecting an 7.1% increase from the prior year period

•	Net cash flows provided by operating activities were $94.7 million, compared to $85.3 million in the prior year period

•	Free cash flow of $52.8 million, compared to $47.8 million in the prior year period

About Mediacom

Mediacom Communications Corporation is the 5th largest cable operator in the United States and the leading gigabit broadband provider to smaller markets primarily in the Midwest and Southeast. Through its fiber-rich network, Mediacom provides high-speed data, video and phone services to nearly 1.4 million households and businesses across 22 states. The company delivers scalable broadband solutions to commercial and public sector customers of all sizes through Mediacom Business, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Contacts:
Investor Relations	Media Relations
Jack P. Griffin	Thomas J. Larsen
Group Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754

*

Adjusted OIBDA and free cash flow are defined under “Use of Non-GAAP Financial Measures” in Table 4 and are reconciled to operating income and net cash flows provided by operating activities, respectively, in Table 2.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended June 30,
	2019	2018	YoY% Change
High-speed data (“HSD”)	$113,331	$100,023	13.3%
Video	102,629	107,812	(4.8%)
Phone	16,172	15,271	5.9%
Business services	43,491	41,682	4.3%
Advertising	8,780	9,964	(11.9%)

Total revenues	$284,403	$274,752	3.5%
Service costs	(117,413)	(115,267)	1.9%
SG&A expenses	(48,720)	(49,102)	(0.8%)
Management fees	(6,000)	(5,350)	12.1%

OIBDA (a)	$112,270	$105,033	6.9%
Deferred compensation	204	—	—

Adjusted OIBDA (a)	$112,474	$105,033	7.1%
Cash interest expense (a)	(12,653)	(12,307)	2.8%
Capital expenditures	(42,548)	(40,439)	5.2%
Dividend to preferred members	(4,500)	(4,500)	—

Free cash flow (a)	$52,773	$47,787	10.4%

Adjusted OIBDA margin (b)	39.5%	38.2%

	June 30, 2019	June 30, 2018	YoY% Change
HSD customers	721,000	690,000	4.5%
Video customers	412,000	447,000	(7.8%)
Phone customers	341,000	332,000	2.7%

Primary service units (“PSUs”)	1,474,000	1,469,000	0.3%

HSD customer increases	8,000	11,000
Video customer declines	(10,000)	(6,000)
Phone customer (declines) increases	(1,000)	9,000

Quarterly PSU (declines) increases	(3,000)	14,000

Customer relationships (c)	760,000	757,000	0.4%

Average total monthly revenue per:
PSU (d)	$64.25	$62.64	2.6%
Customer relationship (e)	$124.82	$121.06	3.1%

	June 30, 2019	June 30, 2018
Bank credit facility	$1,236,875	$1,127,500
5 1⁄2% senior notes due 2021	50,000	200,000

Total debt (f)	$1,286,875	$1,327,500

Total leverage ratio (g)	2.86x	3.16x
Interest coverage ratio (h)	8.89x	8.53x

*

See Table 2 for reconciliations of Adjusted OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities, and Table 4 for information regarding our use of non-GAAP measures. See Table 3 for details of capital expenditures. See footnotes on Page 5, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 2

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2019	2018
Net cash flows provided by operating activities	$94,663	$85,298
Capital expenditures	(42,548)	(40,439)
Dividend to preferred members	(4,500)	(4,500)
Other expense, net	239	261
Changes in assets and liabilities, net	4,919	7,167

Free cash flow	$52,773	$47,787

Operating income	$76,181	$68,554
Depreciation and amortization	36,089	36,479

OIBDA (a)	$112,270	$105,033
Deferred compensation	204	—

Adjusted OIBDA (a)	$112,474	$105,033

Interest expense, net	$13,575	$13,337
Amortization of deferred financing costs	(922)	(1,030)

Cash interest expense	$12,653	$12,307

TABLE 3

Mediacom Broadband LLC

Capital Expenditures

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2019	2018
Customer premise equipment	$15,628	$17,696
Enterprise networks	3,511	2,620
Scalable infrastructure	7,072	6,745
Line extensions	5,156	3,442
Upgrade / rebuild	6,921	5,955
Support capital	4,260	3,981

Total capital expenditures	$42,548	$40,439

*	See footnotes on Page 5, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 4

Use of Non-GAAP Financial Measures

“OIBDA,”, “Adjusted OIBDA”, “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization and Adjusted OIBDA as OIBDA excluding deferred compensation. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. We define free cash flow as Adjusted OIBDA less capital expenditures, cash interest expense and dividends to preferred members.

OIBDA and Adjusted OIBDA are some of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA and Adjusted OIBDA are useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provide measures that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. A limitation of OIBDA and Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA also has the limitation of not reflecting the effect of our deferred compensation. OIBDA and Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations.

Free cash flow is used by management to evaluate our ability to repay debt and facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors as it provides an additional measure that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. Free cash flow may not be comparable to similarly titled measures reported by other companies.

OIBDA, Adjusted OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and Adjusted OIBDA and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, Adjusted OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Table 2.

FOOTNOTES:

(a)	See Table 2 for information about our use of Non-GAAP financial measures.
(b)	Represents Adjusted OIBDA as a percentage of total revenues.
(c)	Represents the total number of customers that receive at least one service, without regard to which service(s) customers purchase.
(d)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.
(e)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.
(f)	Total debt excludes the effect of deferred financing costs, net.
(g)	Represents total debt at quarter end divided by annualized Adjusted OIBDA for the quarter.
(h)	Represents Adjusted OIBDA divided by cash interest expense for the quarter.